EXHIBIT 23.1



CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the registration statements on Form S-8 (No.s 33-80577, 333-00514 and 333-46473) of RadiSys Corporation of our report dated April 16, 1999 relating to the statement of assets to be acquired as of December 31, 1998 and the related statement of direct revenues and direct operating expenses for the year then ended of the ARTIC Business Unit of International Business Machines Corporation, which report is included in this Amendment No. 1 to Current Report on Form 8-K of RadiSys Corporation.



PricewaterhouseCoopers LLP

Portland, Oregon
April 21, 1999